EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Karen A. Horvath
Vice President –
External Financial Communications
(203) 629-3040

W. R. BERKLEY CORPORATION NAMES W. ROBERT BERKLEY, JR.

PRESIDENT AND CHIEF OPERATING OFFICER

Greenwich, CT, November 3, 2009 – W. R. Berkley Corporation (NYSE: WRB) today announced the election by the Board of Directors of W. Robert Berkley, Jr. as president and chief operating officer of the Company. The appointment is effective immediately.

As president and chief operating officer, W. Robert Berkley will manage all of the Company’s operating units, adding oversight of the Company’s reinsurance and international segments to his current responsibilities. He has been responsible for the oversight of the Company’s domestic insurance operations, including its specialty, regional and alternative markets businesses, since 2005.

W. Robert Berkley joined W. R. Berkley Corporation in 1997 and has served as its executive vice president since August 2005. In addition, he has served on the Company’s Board of Directors since his election in 2001. W. Robert Berkley previously held a number of positions in the Company, including senior vice president-specialty operations, overseeing the operations of the specialty segment, and president of Berkley International, LLC, with responsibility for the Company’s international segment. Before joining W. R. Berkley Corporation, W. Robert Berkley worked as an investment banker at Merrill Lynch & Company. He is currently Chairman of the Board of NCCI Holdings, Inc., an industry-based organization that manages the nation’s largest database of workers’ compensation insurance information.

Founded in 1967, W. R. Berkley Corporation is an insurance holding company that is among the largest commercial lines writers in the United States and operates in five segments of the property casualty insurance business: specialty insurance, regional property casualty insurance, alternative markets, reinsurance and international.

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